Exhibit 99.1

United Financial Reports 2nd Quarter Results

August 05, 2004 3:55:00 PM ET

GRAHAM, N.C., Aug. 5 /PRNewswire-FirstCall/ — United Financial, Inc. (OTC Bulletin Board: UTDF), the holding company of Alamance National Bank, today reported earnings for the quarter and six months ended June 30, 2004.

For the three months ended June 30, 2004, the Company reported net income (unaudited) of $133,000, a decrease of $30,000 from net income of $163,000 for the quarter ended June 30, 2003. Earnings per share (both basic and diluted) were $.08 for the quarter ended June 30, 2004, compared with a per share profit (both basic and diluted) of $.10 for the quarter ended June 30, 2003. Earnings during the second quarter of 2003 included securities gains of $66,000, or $.04 per share (both basic and diluted). Excluding gains from the sale of investments, earnings increased from $97,000 in 2003 to $133,000 in 2004, an increase of $36,000, or 37%.

Net income (unaudited) for the six months ended June 30, 2004 was $282,000, a decrease of $177,000 from $459,000 earned during the first six months of 2003. Earnings per share (both basic and diluted) were $.17 for the six months ended June 30, 2004, compared with a per share profit (both basic and diluted) of $.28 for the six months ended June 30, 2003. Earnings during the first six months of 2003 included gains from the sale of investments of $215,000, compared with $28,000 during 2004. Excluding gains from the sale of investments, earnings have increased from $244,000 to $254,000, an increase of $10,000 or 4%.

The Company reported assets of $144 million at June 30, 2004 compared with $126 million at June 30, 2003, an increase of $18 million or 14%. Net loans, excluding loans held for sale, were $94 million at June 30, 2004, compared with $88 million at June 30, 2003, an increase of $6 million, or 7%. Investments were $36 million at June 30, 2004, compared to $17 million at June 30, 2003, an increase of $19 million or 112%. Deposits have increased from $99 million at June 30, 2003 to $106 million this year, an increase of $7 million or 7%. The Company reported shareholders’ equity of $10 million at June 30, 2004, compared with $10.5 million at June 30, 2003. The decrease is due primarily to a decline in the market value of the Company’s investment portfolio.

For the three months ended June 30, 2004, net interest income, before the provision for loan loss, increased from approximately $876,000 to approximately $1.1 million. This increase is due primarily to an improved net interest margin as well as growth in earning assets. The Company’s net interest margin, or net yield on average earning assets, increased from 2.95% in the second quarter of 2003 to 3.24% in 2004.

For the three months ended June 30, 2004, non-interest income, excluding gains from the sale of investments, increased $102,000, from approximately $179,000 in 2003 to $281,000 in 2004. The improvement is due primarily to higher investment commissions, an increase in fees charged on deposit accounts, and higher fees from the sale of brokered loans. The increase in brokered loan volume is due primarily to an increase in staffing relative to the second quarter of 2003. In addition, the Company recorded $19,000 in gains from the sale of real estate owned during the second quarter of 2004. Non-interest expense increased 19% for the three months ended June 30, 2004 compared with the same quarter of the prior year, from $925,000 to $1.1 million.

For the six months ended June 30, 2004, net interest income, before the provision for loan loss, increased from approximately $1.8 million to approximately $2.1 million. Consistent with the quarterly results, this increase is due primarily to improvement in the Company’s net interest margins. The Company’s net interest margin increased from 3.04% to 3.29%. The increase is due primarily to increased earning assets as well as a lower overall cost of funds.

For the six months ended June 30, 2004, non-interest income, excluding gains from investments, increased $99,000, from approximately $388,000 in 2003 to $487,000 in 2004. The improvement is due primarily to increased commissions from nonproprietary investment products, increase in the cash surrender value of bank owned life insurance, as well as service charges on deposit accounts. Non-interest expense increased 22% for the six months ended June 30, 2004 compared with the same quarter of the prior year, from $1.8 million to $2.2 million.

The Company’s provision for loan losses was $144,000 and $169,000 for the three and six months ended June 30, 2004, respectively. This compares with $33,000 and $110,000 for the corresponding periods in 2003. At June 30, 2004, the Company’s allowance for loan loss was 1.63% of gross loans, compared with 1.67% at June 30, 2003. The Company had net charge-offs of $54,000 and $82,000 for the three and six months ended June 30, 2004, respectively. This compares with $112,000 and $180,000 for the corresponding periods in 2003. The Company’s non-performing assets were approximately $3.7 million at June 30, 2004, compared with approximately $2.7 million at June 30, 2003 and $1.4 million at December 31, 2003. Restructured loans, net of loan guarantees, were $466,000 at June 30, 2004, compared with $770,000 at June 30, 2003 and $420,000 at December 31, 2003. Non-accrual loans were $3.1 million at June 30, 2004, compared with $1.9 million at June 30, 2003 and $644,000 at December 31, 2003. Real estate owned was $77,000 at June 30, 2004, compared with $25,000 at June 30, 2003.

William M. Griffith, President and Chief Executive Officer, attributed the increase in nonperforming assets to the placement of a $2.3 million relationship on nonaccrual. “The borrower has experienced cash flow problems which necessitated the move,” Mr. Griffith stated. He added that the relationship will remain on nonaccrual until the borrower’s cash flow improves. The loan is secured by guarantees of approximately $980,000, as well as real estate, inventory, accounts receivable, and equipment. Mr. Griffith stated that the Company has reviewed the collateral and believes that it is sufficient relative to current loan balances. In addition, Mr. Griffith stated that the insurer of the collateral destroyed in a fire in Hillsborough continues to review the borrowers’ claim. During the quarter, the Company reserved approximately $60,000 in the provision for loan loss specifically for this situation as a direct charge to the reserve.

“While we are concerned with the increase in nonperforming assets and their impact on future earnings, we are pleased with the growth in non- interest income, excluding investment gains, which we have experienced over the past several quarters. Since the 4th quarter of 2003, non-interest income before investment gains has increased from $161,000 to $206,000 in the first quarter of 2004, to $281,000 in the second quarter of 2004. This growth has been due primarily to higher investment commissions as well as increases in the sale of brokered loans.” Finally, Mr. Griffith stated that construction of the new branch in Burlington was almost complete, and that the branch would open in the third quarter.

United Financial, Inc. is the holding company for Alamance National Bank, a full service community bank with offices in Graham, North Carolina and Hillsborough, North Carolina. In Hillsborough, we are known as Hillsborough National Bank. The Bank also provides insurance and investment brokerage services through its wholly owned subsidiary Premier Investment Services, Inc. The Bank’s main office is located at 1128 South Main Street. In Hillsborough, we are at 102 Millstone Drive. For more information, call (336) 226-1223. In Hillsborough, call (919) 643-1000.

Forward-Looking Statements

This press release may contain, among other things, certain forward- looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of our goals and expectations with respect to earnings, earnings per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook” or similar expressions. These statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward- looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond our control).

Contact:	William M. Griffith, Jr., President & CEO, United Financial,
Inc., +1-336-226-1223

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